UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________________
FORM 8-K
___________________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 20, 2023
___________________________________
ATI Physical Therapy, Inc.
(Exact name of registrant as specified in its charter)
___________________________________

Delaware (State or other jurisdiction of incorporation or organization)	001-39439 (Commission File Number)	85-1408039 (I.R.S. Employer Identification Number)
790 Remington Boulevard Bolingbrook, IL 60440
(Address of principal executive offices and zip code)
(630) 296-2223
(Registrant's telephone number, including area code)
___________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol	Name of each exchange on which registered
Class A common stock, par value $0.0001	ATIP	New York Stock Exchange
Redeemable Warrants, exercisable for Class A common stock at an exercise price of $575.00 per share	ATIPW	OTC Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 12b-2 of the Exchange Act.
Emerging growth company    ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 15, 2023, a majority of the holders of the shares of Series A Preferred Stock of ATI Physical Therapy, Inc. (the “Company”) elected Jeff Goldberg to serve on the Company’s Board of Directors, effective December 18, 2023.

Mr. Goldberg was elected pursuant to designation rights of the holders of the Company’s Series A Preferred Stock included in the First Amended and Restated Certificate of Designation of Series A Senior Preferred Stock of the Company and the Investor's Rights Agreement, by and among the Company and the Preferred Equityholders party thereto, dated February 24, 2022, as amended by that certain First Amendment to Investor's Rights Agreement dated June 15, 2023. There are no other arrangements or understandings between Mr. Goldberg and any other persons pursuant to which he was elected as a director. There are no transactions and no proposed transactions between Mr. Goldberg and the Company that would be required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Mr. Goldberg will receive the standard annual cash compensation for non-employee directors of the Company, including retainer fees for Board service. Mr. Goldberg also will be considered for an equity award by the Company's Compensation Committee in 2024 in line with any awards granted to other members of the Company's Board of Directors. In connection with his appointment, Mr. Goldberg will enter into a standard indemnification agreement with the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 20th day of December, 2023.

ATI PHYSICAL THERAPY, INC.

By:	/s/ Joseph Jordan
Name:	Joseph Jordan
Title:	Chief Financial Officer